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FOR IMMEDIATE RELEASE

                        ORBCOMM STREAMLINES ORGANIZATION

Dulles, VA, June 29, 2000 - ORBCOMM Global, L.P. (ORBCOMM), the first commercial provider of global low-Earth orbit (LEO) satellite data communication services, today announced that, to align its operational expenses with its revenue and funding sources, it has reduced its staff by approximately 20 percent, affecting 112 ORBCOMM employees and contractors across its organization. ORBCOMM believes this reduction in force will not divert it from supporting its core competencies, including the maintenance and operation of the ORBCOMM satellite constellation and the provision of ORBCOMM services to a growing community of customers around the world.

Orbital Sciences Corporation, which designs, manufactures and launches ORBCOMM's satellites, is delaying production of future ORBCOMM satellites. This revised production schedule will allow ORBCOMM to dedicate its capital to the marketing, sales and installation of subscriber units for new and existing customers. The procurement of additional satellites is neither time- nor operationally critical at this time to the distribution of ORBCOMM service.

"ORBCOMM considered all alternatives to compress our financial requirements and unfortunately concluded that a staff reduction was necessary," said Scott L. Webster, Chairman and Chief Executive Officer of ORBCOMM. "ORBCOMM remains focused on ensuring the longevity and well-being of its satellite network, and the ORBCOMM satellite constellation remains in full operation. We have successfully built the world's first commercial LEO satellite network and see the enormous promise of global wireless data communications."

ABOUT ORBCOMM
ORBCOMM provides two-way monitoring, tracking and messaging services through the world's first commercial low-Earth orbit satellite-based data communication system. ORBCOMM applications include tracking of mobile assets such as trailers, containers, locomotives, rail cars, heavy equipment, fishing vessels, barges and government assets; monitoring of fixed assets such as electric utility meters, oil and gas storage tanks, wells and pipelines and environmental projects; and messaging services for consumers and commercial and government entities.

                                    - MORE -

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ORBCOMM is owned by Teleglobe Inc. (NYSE, TSE: TGO) and Orbital Sciences
Corporation (NYSE: ORB). Teleglobe Inc. is a leading global provider of broadband services with the most extensive global Internet network. Delivering advanced broadband applications to customers in more than 100 countries, Teleglobe is the premier communications architecture for the digital economy. Orbital is a space technology company that designs, manufactures and markets a broad range of space products and satellite-based services.

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This release contains forward-looking statements, including statements regarding
ORBCOMM's expected commercial operations. These forward-looking statements are based on a number of assumptions and ORBCOMM's actual results and operations may be materially different from those expressed or implied by such statements. For a description of factors that may cause ORBCOMM's results to differ materially from those expressed or implied by such forward-looking statements, please consult the Securities and Exchange Act filings of ORBCOMM Global, L.P.

FOR MORE EDITORIAL INFORMATION, PLEASE CONTACT:

STANTON CRENSHAW (FOR ORBCOMM)
Devon Nagle
(212) 780-1900 x575
devon@stanton-crenshaw.com

FOR MORE INFORMATION ON ORBCOMM SERVICES, PLEASE CALL 1-800-ORBCOMM, OR VISIT THE ORBCOMM WEB SITE AT www.orbcomm.com.

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